Exhibit 99.1

                              OFFICER'S CERTIFICATE

           This Officer's Certificate is furnished pursuant to Section 4.10 of that certain Sale and Servicing Agreement dated as of April 1, 2003, among BMW Financial Services NA, LLC, as Seller, Servicer, Administrator and Custodian, Citibank, N.A., as Indenture Trustee, BMW FS Securities LLC, as Depositor, and the BMW Vehicle Owner Trust 2003-A as Issuer (the "Sale and Servicing Agreement") (all capitalized terms used herein without definition have the respective meanings specified in the Sale and Servicing Agreement).

           THE UNDERSIGNED HEREBY CERTIFIES THAT:

          1.   I am a duly authorized officer of the Servicer;

          2. I have reviewed the terms of the Sale and Servicing Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Servicer and the performance of its obligations there under during the period from January 1, 2005 to December 31, 2005;

          3. To my knowledge, based on the review described in paragraph 2, the Servicer has fulfilled all its obligations under the Sale and Servicing Agreement, during the period from January 1, 2005 to December 31, 2005, except as set forth below.

           Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Servicer has taken, is taking, or proposes to take with respect to each such condition or event: NONE

           IN WITNESS WHEREOF, I have affixed hereunto set my hand this 29th day of March, 2006.

         By:        BMW Financial Services NA, LLC

         By:        /s/ Kerstin Zerbst
                    -------------------------------
                    Kerstin Zerbst
         Title:     CFO